UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 27, 2008

Behringer Harvard REIT I, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Maryland	000-51293	68-0509956
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

15601 Dallas Parkway, Suite 600, Addison, Texas

75001

(Address of principal executive offices)

(Zip Code)

(866) 655-1605

(Registrant’s telephone number, including area code)

None

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01.              Regulation FD Disclosure.

On August 26, 2008, our board of directors declared distributions payable to the stockholders of record each day during the months of September, October and November 2008, which declaration superseded and increased the distribution applicable for September 2008.  Distributions payable to each stockholder of record during a month will be paid in cash on or before the 16th day of the following month.  The declared distributions equal a daily amount of $0.0017808 per share of common stock and supersede previously declared distributions for September equal to a daily amount of $0.0017260. If this rate was paid each day for a 365-day period, it would equal a 6.5% annualized rate based on a purchase price of $10.00 per share, an increase from the rate of 6.3% previously declared for September 2008 and the prior months of 2008.  A portion of each distribution may constitute return of capital for tax purposes.

Our board of directors and advisor continue to acquire and manage our assets in a manner that they believe will produce attractive and competitive total returns constituting a blend of current income and capital appreciation.  The increase in the distribution rate resulted from our board’s review and analysis of our growth in funds from operations (FFO) and the competitive landscape impacting buyers of commercial real estate.  The market for institutional quality office properties has been recently characterized by a decompression in cap rates with the potential for greater current yields from new acquisitions.  In this environment our board of directors believes it to be in the best interests of our stockholders to increase our distribution rate to a level that is consistent with the current yield environment yet remain in an advantaged position to achieve our total return objectives.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

BEHRINGER HARVARD REIT I, INC.

Dated: August 27, 2008	By:	/s/ Gerald J. Reihsen, III
Gerald J. Reihsen, III
Executive Vice President –
Corporate Development & Legal